Exhibit 23.2

Deloitte & Touche Ltd.
Chartered Accountants
Corner House
20 Parliament Street
Hamilton HM 12
P.O. Box HM 1556
Hamilton HM FX
Bermuda

Tel: +1 (441) 292 1500
Fax: +1 (441) 292 0961
www.deloitte.bm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 13, 2012, relating to the financial statements and financial statement schedules of Flagstone Reinsurance Holdings, S.A., and the effectiveness of Flagstone Reinsurance Holdings, S.A.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Flagstone Reinsurance Holdings, S.A. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche Ltd.

Hamilton, Bermuda
September 20, 2012

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity.
Please see www.deloitte.com/ about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.

Deloitte Bermuda is an affiliate of Deloitte Caribbean and Bermuda Limited, a member firm of Deloitte Touche Tohmatsu Limited.